UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant	☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Zevia PBC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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15821 Ventura Blvd, Suite 135, Encino, CA 91436

Proxy Statement Supplement

For the 2024 Annual Meeting of Stockholders

Dear Zevia Stockholders:

This proxy statement supplement, dated June 10, 2024 (the “Supplement”), supplements the definitive proxy statement on Schedule 14A of Zevia PBC, a Delaware public benefit corporation (“Zevia” or the “Company”), dated April 24, 2024 (the “Proxy Statement”), for the Company's 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 11, 2024. The Supplement has been filed with the Securities and Exchange Commission (the “SEC”) to provide notice to Zevia stockholders of a change in the name of the venue for the Annual Meeting subsequent to the filing of the Proxy Statement (the “Notice”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Notice of Change of Annual Meeting Venue Name

We are providing this Notice to inform you that the Annual Meeting will be held at Sandbourne Santa Monica, Autograph Collection (formerly named Le Merigot Santa Monica), located at 1740 Ocean Avenue in Santa Monica, California 90401 on Tuesday, June 11, 2024 at 9:00 a.m., Pacific Time. Please refer to the Proxy Statement regarding attendance in person at the Annual Meeting if you plan to do so.

Voting Matters

Except as specifically supplemented by the information contained herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available at www.proxyvote.com. There is no change to the proposals to be presented to Zevia stockholders for consideration at the Annual Meeting.

Please note that any proxy card or voting instruction form that you may have received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

On behalf of management and our Board of Directors, we thank you for your continued support of Zevia.

Sincerely,

Lorna R. Simms

Senior Vice President, General Counsel and Corporate Secretary

Encino, California

June 10, 2024